UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2014

COMERICA INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-10706	38-1998421
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Comerica Bank Tower
1717 Main Street, MC 6404
Dallas, Texas  75201
(Address of principal executive offices)   (zip code)

(214) 462-6831
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

In October 2013, Comerica Incorporated (“Comerica”) announced that J. Michael Fulton, Executive Vice President, planned to retire in April 2014.  As previously reported in Comerica's Definitive Proxy Statement filed on March 11, 2014, Mr. Fulton’s retirement date will be April 30, 2014.

In connection with Mr. Fulton’s retirement, Comerica and Mr. Fulton entered into a restrictive covenants and general release agreement (the “Agreement”) dated April 3, 2014.  The Agreement specifies that Mr. Fulton’s employment will terminate April 30, 2014 (the “Separation Date”) and that he will return all property of Comerica and its subsidiaries and affiliates on or prior to the Separation Date.  Under the terms of the Agreement, Mr. Fulton provides a general release of claims in favor of Comerica and its affiliates.  The Agreement also includes general non-disparagement and cooperation provisions and provides that Mr. Fulton will not use, commercialize or disclose Comerica’s confidential information to any person or entity, except to such individuals as approved by Comerica in writing prior to any such disclosure or as otherwise required by law.

The Agreement further provides that Comerica will recommend to the Governance, Compensation and Nominating Committee that it accelerate the vesting of Mr. Fulton’s shares of restricted stock that are not vested as of his Separation Date, subject to his execution and non-revocation of the Agreement; such recommendation is anticipated to be made on April 21, 2014.

Pursuant to the Agreement, prior to the Separation Date, so long as Mr. Fulton continues to be employed by Comerica, he will generally continue to be paid and be eligible to participate in the health, welfare benefit and retirement plans of Comerica on the same basis as applied to him immediately prior to delivery of the Agreement.  Following the Separation Date, he will be eligible to elect continuation coverage under Comerica’s healthcare benefit plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended and the terms of the applicable plan. Comerica shall reimburse Mr. Fulton for reasonable and documented business expenses incurred by Mr. Fulton on or before the Separation Date, in accordance with the terms of Comerica’s policy.  As well, Comerica will compensate Mr. Fulton for any accrued but unused paid time off days as of the Separation Date, in accordance with the terms of Comerica’s policy. Mr. Fulton will receive deferred compensation distributions from his deferred compensation plan accounts, if any, in accordance with his prior elections and the terms of the relevant plans.  Mr. Fulton will be eligible to receive a share of any applicable incentive payment provided pursuant to the Comerica 2011 Management Incentive Plan (“MIP”) which is payable in the year 2015 with respect to the one-year Annual Executive Incentive program and the three-year Long-Term Executive Incentive program, each with performance periods ending December 31, 2014, in accordance with the terms of the MIP. The amount of the payment, if any, will be prorated to cover that portion of the performance period during which he was a Comerica employee.  To the extent provided in its bylaws, Comerica will defend, indemnify and hold Mr. Fulton harmless from and against all liability for actions taken by him within the scope of his responsibilities, so long as his conduct in any such matter was consistent with the relevant standards contained in the bylaws.

This summary of the Agreement is qualified in its entirety by the terms of the Agreement, a copy of which is being filed herewith as Exhibit 10.1.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

The information concerning the departure of Mr. Fulton set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 5.02.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

10.1	Restrictive Covenants and General Release Agreement by and between J. Michael Fulton and Comerica Incorporated dated April 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMERICA INCORPORATED

	By:	/s/ Jon W. Bilstrom
	Name:	Jon W. Bilstrom
	Title:	Executive Vice President-Governance,
Regulatory Relations and Legal Affairs,
and Secretary

Date: April 8, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Restrictive Covenants and General Release Agreement by and between J. Michael Fulton and Comerica Incorporated dated April 3, 2014.